Exhibit 99.1

Diamond Foods Reports Fourth Quarter and Fiscal Year 2014 Financial

Results and Announces Fiscal Year 2015 Outlook

SAN FRANCISCO, September 25, 2014 (GLOBE NEWSWIRE) – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2014 fourth quarter and year ended July 31, 2014.

Fourth Quarter Fiscal 2014 Highlights

•	Net sales were $219.1 million, up 9.6% year-over-year

•	Snacks segment sales increased 11.1% to $130.1 million and Nuts segment sales increased 7.5% to $88.9 million

•	Gross margin was 22.5% compared to 26.6%

•	GAAP loss per share was $(0.06); non-GAAP EPS was $0.19

•	Adjusted EBITDA decreased 2.7% to $23.9 million

Fiscal Year 2014 Highlights

•	Net sales were $865.2 million, a slight increase compared to fiscal 2013

•	Snacks segment sales increased 8.2% to $473.7 million and Nuts segment sales decreased 8.1% to $391.5 million

•	Gross margin was 24.1% compared to 23.8%

•	GAAP loss per share was $(6.33); non-GAAP EPS was $0.64

•	Adjusted EBITDA increased 3.3% to $105.1 million

(All comparisons above are to the fourth quarter and full fiscal year 2013. Non-GAAP financial measures are reconciled in the tables below.)

“We are pleased by our topline performance this quarter with strong growth in the Snack and Nut segments, driven primarily by distribution and market share gains,” said Brian J. Driscoll, President and CEO. “At the same time cost inflation adversely impacted gross margin in the quarter, including tree nut cost increases and higher logistics expenses. We have taken measures designed to counter these cost increases and to improve gross margins going forward.”

Fourth Quarter Fiscal 2014

Consolidated net sales during the quarter increased 9.6% compared to the same quarter of the prior year, to $219.1 million. Gross profit in the quarter was $49.3 million, or 22.5% of net sales, compared to $53.1 million, or 26.6% of net sales, for the same quarter in the prior year. The decline in gross profit reflects higher logistics expenses as well as tree nut commodity cost pressures explained in the third quarter.

Fourth quarter GAAP net loss was $(1.9) million and GAAP diluted net loss per share was $(0.06). Excluding a litigation settlement reserve, various legal expenses and certain other adjustments, non-GAAP net income in the quarter was $6.2 million and non-GAAP diluted EPS was $0.19. Adjusted EBITDA was $23.9 million compared to $24.6 million in the prior year. Please refer to the table at the end of this press release for a reconciliation of GAAP to non-GAAP information.

Fiscal Year 2014

Net sales for fiscal 2014 increased 0.1% to $865.2 million compared to $864.0 million in fiscal 2013. Gross profit as a percent of net sales was 24.1% compared to 23.8% last year.

Net loss was $(164.7) million, or a loss of $(6.33) per share on a fully diluted basis. Excluding certain charges, non-GAAP net income for fiscal 2014 was $19.5 million and non-GAAP fully diluted EPS was $0.64. Adjusted EBITDA was $105.1 million, compared to $101.7 million last year.

Non-GAAP net income and adjusted EBITDA are non-GAAP financial measures; please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures to the most comparable GAAP financial measure.

As of July 31, 2014, net debt outstanding was $642.1 million, including $6 million drawn on the $125 million ABL Revolver.

Segment Review

The Company has two reportable segments: Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Snacks Segment: Fourth quarter net sales increased 11.1% to $130.1 million. Gross profit was $44.9 million, or 34.5% of net sales, compared to $42.3 million, or 36.1% of net sales, for the same quarter in the prior year. Gross margin decreased 160 basis points from the same quarter last year, principally due to logistics cost inflation.

Net sales for fiscal 2014 were $473.7 million, an 8.2% increase compared to last year. Gross profit was $168.6 million compared to $152.1 million in fiscal 2013. Gross margin increased 90 basis points, compared to fiscal 2013, to 35.6%.

Nuts Segment: Fourth quarter net sales increased 7.5% to $88.9 million. Gross profit was $4.4 million compared to $10.7 million for the same quarter in the prior year. Gross margin decreased 810 basis points from the same quarter last year to 4.9%, principally due to tree nut cost increases and logistics cost inflation.

Net sales for fiscal 2014 were $391.5 million, an 8.1% decrease compared to last year. Gross profit was $39.7 million compared to $53.4 million in fiscal 2013. Gross margin declined 240 basis points, compared to fiscal 2013, to 10.1% of net sales.

Outlook

The Company is providing annual adjusted EBITDA guidance for fiscal year 2015 in the range of $115 to $123 million and expects input cost inflation in the range 3-4% and productivity in the range of 2-3%. Non-GAAP earnings per diluted share are expected to be in the range of $0.90 to $1.10, based on 31.9 million fully diluted shares outstanding, stock based compensation of $9.7 million and a non-GAAP effective tax rate of approximately 24%.

Adjusted EBITDA, a non-GAAP financial measure, for fiscal 2015, excludes items such as legal expenses, certain litigation settlements, amortization of deferred financing costs and discounts, asset impairments and certain other projected costs consistent with past practice.

Conference Call

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial (800) 289-0463 and international listeners may dial (913) 312-0676.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://www.diamondfoods.com and will be archived online through October 9, 2014. A telephonic playback will be available from 7:30 p.m. ET, September 25, 2014, through October 9, 2014. North America listeners may dial (877) 870-5176 and international listeners may dial (858) 384-5517; the passcode is 6758620.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements that are based on our current expectations and assumptions only as of the date of this press release. These forward looking statements, including statements under the caption “Guidance” are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about forward-looking statements about our business and guidance for Adjusted EBITDA, earnings per share, fully diluted shares outstanding and our effective tax rate could be affected by a variety of factors including: commodity headwinds; crop harvest; progress against the Company’s turnaround plan; unexpected delays or increased costs in implementing our business strategies; risks relating to our leverage, including the cost of our debt and its effect on our ability to respond to changes in our business, markets and industry; the dilutive impact of equity issuances; risks relating to litigation and regulatory proceedings; uncertainties relating to our relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; general economic and capital markets conditions; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions including, changes in inflation rates, interest rates, tax rates, or the availability of capital; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in the accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer preferences and demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences; consolidation in the retail environment, changes in purchasing and inventory levels of significant customers; disruption or inefficiencies in the supply chain; benefit plan expenses; failure or breach of our information technology systems; and political unrest in foreign markets and economic uncertainty due to terrorism or war. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this press release and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Financial Summary

Summarized Statement of Operations:

	Quarter Ended July 31,		Year Ended July 31,
	2014	2013	2014	2013
Net sales	$219,070	$199,801	$865,207	$864,012
Cost of sales	169,781	146,743	656,961	658,489

Gross profit	49,289	53,058	208,246	205,523
Operating expenses:	—
Selling, General and administrative	30,202	129,152	151,315	233,373
Advertising	10,959	12,166	43,336	41,528
(Gain) loss on warrant liability	—	20,562	25,933	11,326
Warrant exercise fee	—	—	15,000	—
Asset Impairment	—	36,000	—	37,560

Total operating expenses	41,161	197,880	235,584	323,787

Income (loss) from operations	8,128	(144,822)	(27,338)	(118,264)
Loss on debt extinguishment	—	—	83,004	—
Interest expense, net	10,435	15,240	51,969	57,925

Loss before income taxes	(2,307)	(160,062)	(162,311)	(176,189)
Income taxes (benefit)	(451)	(16,321)	2,391	(16,278)

Net loss	$(1,856)	$(143,741)	$(164,702)	$(159,911)

Loss per share:
Basic	$(0.06)	$(6.56)	$(6.33)	$(7.33)
Diluted	$(0.06)	$(6.56)	$(6.33)	$(7.33)
Shares used to compute loss per share:
Basic	30,993	21,905	26,033	21,813
Diluted	30,993	21,905	26,033	21,813

Segment Information:

	Quarter Ended			Year Ended
	July 31,		% Change from	July 31,		% Change from
	2014	2013	2013 to 2014	2014	2013	2013 to 2014
Net sales
Snacks	$130,135	$117,090	11.1%	$473,736	$437,955	8.2%
Nuts	88,935	82,711	7.5%	391,471	426,057	-8.1%

Total	$219,070	$199,801	9.6%	$865,207	$864,012	0.1%

Gross profit
Snacks	$44,908	$42,321	6.1%	$168,568	$152,133	10.8%
Nuts	4,381	10,737	-59.2%	39,678	53,390	-25.7%

Total	$49,289	$53,058	-7.1%	$208,246	$205,523	1.3%

Summarized Balance Sheet Data:

	July 31,
	2014	2013
ASSETS
Total current assets	$243,871	$231,105
Property, plant and equipment, net	131,891	132,225
Goodwill	410,720	401,125
Other intangible assets, net	392,358	388,084
Other long-term assets	13,994	19,776

Total assets	$1,192,834	$1,172,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$133,549	$290,645
Long-term obligations	637,327	585,077
Deferred income taxes	115,902	103,518
Other liabilities	22,256	23,106
Total stockholders’ equity	283,800	169,969

Total liabilities and stockholders’ equity	$1,192,834	$1,172,315

Non-GAAP Financial Information

Reconciliation of Income (Loss) Before Income Taxes to Non-GAAP EPS:

	Quarter Ended July 31,		Year Ended July 31,
	2014	2013	2014	2013
GAAP loss before income taxes	$(2,307)	$(160,062)	$(162,311)	$(176,189)
Loss on warrant liability	—	20,562	25,933	11,326
Asset impairments	—	36,000	—	37,560
Warrant exercise fee	—	—	15,000	—
Loss on debt extinguishment	—	—	83,004	—
Reduction of liability due to lease assignment	—	—	—	(1,319)
Loss on Securities settlement liability	—	96,129	38,136	96,129
SEC settlement	—	—	5,000	—
Amortization of deferred financing costs and discounts	1,475	1,533 (2)	6,468	5,188 (2)
Shareholder derivative suit gain	—	—	(1,600)	—
Litigation settlement reserve and related legal expenses	2,805	—	2,805	—
Legal expenses	1,619	521	5,885	3,485
Adjustments to SG&A	1,980 (1)	6,117 (3)	2,310 (1)	33,255 (3)

Non-GAAP income before income taxes	5,572	800	20,630	9,435

GAAP income taxes (benefit)	(451)	(16,321)	2,391	(16,278)
Tax effect of Non-GAAP adjustments	(134)	14,777	(1,218)	12,747

Non-GAAP income taxes (benefit)	(585)	(1,544)	1,173	(3,531)

Non-GAAP net income	$6,157	$2,344	$19,457	$12,966

Non-GAAP EPS-diluted
EPS-diluted	$0.19	$0.10	$0.64	$0.54
Shares used in computing Non-GAAP	31,859	24,486	30,456	24,096

(1)	Represents U.K. compensation alignment expenses, severance expense and foreign distributor exit expenses.
(2)	These expenses represent amortization of deferred and capitalized debt issuance costs and the amortization of original issue discounts on debt that are included within the interest expense, net line item on the summarized statement of operations. The exclusion of this item to calculate non-GAAP income before income taxes was first established for the three months ended April 30, 2014 and therefore the Company adjusted all historical periods to exclude this item for comparative purposes.
(3)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Quarter Ended July 31,		Year Ended July 31,
	2014	2013	2014	2013
Net loss	$(1,856)	$(143,741)	$(164,702)	$(159,911)
Income taxes (benefit)	(451)	(16,321)	2,391	(16,278)

Loss before income taxes	(2,307)	(160,062)	(162,311)	(176,189)
Interest expense, net	10,435	15,240	51,969	57,925
Loss on debt extinguishment	—	—	83,004	—

Income (loss) from operations	8,128	(144,822)	(27,338)	(118,264)

Reduction of liability due to lease assignment	—	—	—	(1,319)
Asset impairments	—	36,000	—	37,560
Loss on warrant liability	—	20,562	25,933	11,326
Warrant exercise fee	—	—	15,000	—
Loss on Securities settlement liability	—	96,129	38,136	96,129
SEC settlement	—	—	5,000	—
Shareholder derivative suit gain	—	—	(1,600)	—
Legal expenses	1,619	521	5,885	3,485
Litigation settlement reserve and related legal expenses	2,805		2,805
Adjustments to SG&A expenses	1,980 (1)	6,117 (2)	2,310 (1)	35,050 (2)
Stock-based compensation expense	2,026	1,742	7,484	4,229
Depreciation and amortization	7,353	8,315	31,506	33,525

Adjusted EBITDA	$23,911	$24,564	$105,121	$101,721

(1)	Represents U.K. compensation alignment expenses, severance expense and foreign distributor exit expenses.
(2)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.

About Diamond’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, and its GAAP financial statements generally to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information to investors because they allow investors to view the business through the eyes of management. Diamond believes that its non-GAAP financial measures provide meaningful supplemental information regarding Diamond’s operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing the performance of Diamond’s business. Diamond believes that its non-GAAP financial measures also facilitate comparison of its results for current periods with historical periods, and with its business outlook for future periods.

Non-GAAP net income and non-GAAP net income per share, and Adjusted EBITDA are used by management as core measures of Diamond’s operating performance. Non-GAAP net income is defined as income before income taxes adjusted to eliminate the effect of loss on warrant liability, asset impairments, warrant exercise fee, loss on debt extinguishment, reduction of liability due to lease assignment, loss on securities settlement liability, SEC settlement, amortization of deferred financing costs and discounts, shareholder derivative suit gain, litigation settlement reserve, UK compensation alignment expenses, severance expense, foreign distributor exit expenses, legal expenses and expenses primarily related to audit committee investigation, and restatement and related expenses. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned expenses related to the proposed settlement of the private securities class action case, Oaktree warrant liability gains/losses, expenses primarily related to audit committee investigation, and restatement and related expenses. We believe that Non-GAAP net income and Adjusted EBITDA are useful indicators of Diamond’s ongoing operating performance. As a result, Diamond management reports feature Non-GAAP net income and Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses these non-GAAP financial measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management and quarterly reports to Diamond’s Board of Directors. The principal limitation of the non-GAAP measures is that they exclude significant expenses that are required under GAAP to be recorded. They also reflect the exercise of management’s judgments about which charges are excluded from the non-GAAP financial measures. To mitigate this limitation, Diamond presents its non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to the non-GAAP financial measures.

Contact

Investors:	Media:

ICR	ICR
Katie Turner	Anton Nicholas/Jessica Liddell
415-230-7952	415-445-7431